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As filed with the Securities and Exchange Commission on July 23, 2002

Registration No.  333-90108

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
Registration Statement
Under
The Securities Act of 1933

Mothers Work, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	5621	13-3045573
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

456 North Fifth Street
Philadelphia, PA 19123
(215) 873-2200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
See Table of Additional Registrants

Dan W. Matthias
Chairman and Chief Executive Officer
456 North Fifth Street
Philadelphia, PA 19123
(215) 873-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Barry M. Abelson, Esq. Daniel L. Damstra, Esq. Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103-2799 (215) 981-4000	Morton A. Pierce, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019-6092 (212) 259-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

EXACT NAME AND ADDRESS OF ADDITIONAL REGISTRANT AS SPECIFIED IN ITS CHARTER	JURISDICTION OF INCORPORATION/ FORMATION	I.R.S. EMPLOYER IDENTIFICATION NO.	PRIMARY STANDARD INDUSTRY CLASSIFICATION CODE NUMBER
eSpecialty Brands, LLC 456 North Fifth Street Philadelphia, PA 19123	Delaware	52-2222558	5621
Mother's Stores, Inc. 456 North Fifth Street Philadelphia, PA 19123	Delaware	13-2742799	5621
Dan Howard Industries, Inc. 456 North Fifth Street Philadelphia, PA 19123	Illinois	36-2358533	5621
Cave Springs, Inc. 103 Springer Building 3411 Silverside Road Wilmington, DE 19810	Delaware	51-0303603	6794

EXPLANATORY NOTE

        This Amendment No. 2 is being filed solely for the purpose of filing additional exhibits to the Registration Statement. This Amendment No. 2 does not contain a copy of the Prospectus included in the Registration Statement, which is unchanged from Amendment No. 1 filed on July 18, 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Our estimated expenses payable by us in connection with the issuance and distribution of the securities being registered are estimated (except for the SEC filing fees) as listed below.

SEC Registration Fee	$11,500
NASD Filing Fee	$13,000
*Legal Fees	$300,000
*Printing, Engraving and EDGAR	$100,000
*Accounting Fees and Expenses	$105,000
*Other Expenses	$27,000

Total	$556,500

*
Estimated

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

        Section 145 further provides that: (i) a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, (iii) indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and (iv) empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. This determination is to be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by stockholders.

        Article Twelve of our certificate of incorporation provides that we shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all persons which we have the power to indemnify pursuant thereto. In addition, Article V, Section 1 of our By-Laws provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights that said law permitted us to provide prior to such amendment), against all expenses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Article V, Section 5 of our By-Laws provides that expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by us in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that he is not entitled to be indemnified by us. We may, by action of our Board of Directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

        Our directors and officers are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses incurred in connection with the defense of actions, suits or proceedings, and certain liabilities which might be incurred as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. We are also insured with respect to certain payments that we might be required to make to our directors or officers under applicable statutes and our certificate of incorporation.

        Additionally, Article Thirteen of our certificate of incorporation limits the liability of our directors under certain circumstances. Article Thirteen provides that a director shall have no personal liability to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, however, that Article Thirteen does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

        For the undertakings with respect to indemnification, see Item 17 herein.

Item 16. Exhibits

1.1		Form of Underwriting Agreement
4.1		Form of Indenture
5.1	*	Opinion of Pepper Hamilton LLP
12.1	*	Calculation of Ratio of Earnings to Fixed Charges
16	**	Letter regarding change in certifying accountant
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Deloitte & Touche LLP
23.3	*	Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 5.1)
24	*	Powers of Attorney
25.1		Statement of Eligibility of Trustee on Form T-1

*
Previously filed.

**
Incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K (0-21196) filed with the SEC on June 6, 2002.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where, applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on July 23, 2002.

MOTHERS WORK, INC.

By:	/s/ REBECCA C. MATTHIAS Rebecca C. Matthias President, Chief Operating Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Dan W. Matthias	Chairman of the Board and Chief Executive Officer (the principal executive officer)	July 23, 2002
/s/ REBECCA C. MATTHIAS Rebecca C. Matthias	President, Chief Operating Officer and Director	July 23, 2002
* Edward M. Krell	Senior Vice President—Chief Financial Officer (the principal financial officer and the principal accounting officer)	July 23, 2002
* Joseph A. Goldblum	Director	July 23, 2002
* Elam M. Hitchner, III	Director	July 23, 2002
* David Schlessinger	Director	July 23, 2002
* William A. Schwartz, Jr.	Director	July 23, 2002
* Stanley C. Tuttleman	Director	July 23, 2002
*By:	/s/ REBECCA C. MATTHIAS Rebecca C. Matthias ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on July 23, 2002.

CAVE SPRINGS, INC.
By:	/s/ REBECCA C. MATTHIAS
Rebecca C. Matthias President, Chief Operating Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ REBECCA C. MATTHIAS Rebecca C. Matthias	President (the principal executive officer), Chief Operating Officer and Treasurer	July 23, 2002
* Edward M. Krell	Chief Financial Officer (the principal financial officer), Vice President and Director	July 23, 2002
* Arthur J. Miller	Chairman, Chief Accounting Officer (the principal accounting officer) and Vice President	July 23, 2002
* Donald J. Bromley	Director	July 23, 2002
*By:	/s/ REBECCA C. MATTHIAS
Rebecca C. Matthias ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on July 23, 2002.

MOTHER'S STORES INC.
By:	/s/ REBECCA C. MATTHIAS
Rebecca C. Matthias President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Dan W. Matthias	Chairman and Chief Executive Officer (the principal executive officer)	July 23, 2002
/s/ REBECCA C. MATTHIAS Rebecca C. Matthias	President	July 23, 2002
* Edward M. Krell	Treasurer (the principal financial officer and the principal accounting officer)	July 23, 2002
*By:	/s/ REBECCA C. MATTHIAS Rebecca C. Matthias ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on July 23, 2002.

DAN HOWARD INDUSTRIES, INC.
By:	/s/ REBECCA C. MATTHIAS Rebecca C. Matthias President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Dan W. Matthias	Chairman and Chief Executive Officer (the principal executive officer)	July 23, 2002
/s/ REBECCA C. MATTHIAS Rebecca C. Matthias	President	July 23, 2002
* Edward M. Krell	Treasurer (the principal financial officer and the principal accounting officer)	July 23, 2002
*By:	/s/ REBECCA C. MATTHIAS Rebecca C. Matthias ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on July 23, 2002.

eSPECIALTY BRANDS, LLC
By:	/s/ REBECCA C. MATTHIAS Rebecca C. Matthias President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Dan W. Matthias	Chairman and Chief Executive Officer (the principal executive officer)	July 23, 2002
/s/ REBECCA C. MATTHIAS Rebecca C. Matthias	President	July 23, 2002
* Edward M. Krell	Treasurer (the principal financial officer and the principal accounting officer)	July 23, 2002
*By:	/s/ REBECCA C. MATTHIAS
Rebecca C. Matthias ATTORNEY-IN-FACT

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TABLE OF ADDITIONAL REGISTRANTS
EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES